EXHIBIT 16.1

November 16, 2006

Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

Commissioners:

We have read the statements made by Force Protection, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Force Protection, Inc. Form 8-K Current Report dated November 16, 2006 and we agree with such statements concerning our firm. We have no basis to agree or disagree with the second paragraph of Item 4.01.

Sincerely,

/s/ Jaspers + Hall, PC

Jaspers + Hall, P.C.